Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 24, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in Johnson and Johnson’s Annual Report on Form 10-K for the year ended January 2, 2011. We also consent to the reference to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, New York
October 27, 2011